EXHIBIT 2

JANA PARTNERS LLC ("JANA PARTNERS") AND EDWIN M. CRAWFORD, JULIAN C. DAY, THOMAS W. DICKSON, SUSAN FELDMAN AND LAWRENCE V. JACKSON (TOGETHER WITH JANA PARTNERS, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF PETSMART, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, JANA PARTNERS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD, WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST.

PARTICIPANTS

JANA Partners LLC, together with the entities and individuals below (collectively, the "Participants"), are anticipated to be, or may be deemed to be, participants in a solicitation of proxies from the stockholders of PetSmart, Inc. (the "Company") in connection with the 2015 annual meeting of the stockholders (the "Proxy Solicitation").

The Participants include JANA Partners LLC ("JANA Partners") and each of the following individuals whom JANA Partners proposes to nominate as a director pursuant to the Proxy Solicitation: Edwin M. Crawford, Julian C. Day, Thomas W. Dickson, Susan Feldman, and Lawrence V. Jackson (collectively, the "Nominees").

JANA Partners' principal business is investing for accounts under its management. Mr. Crawford's principal business is to serve as Chief Executive Officer of Crawford Holdings, LLC, a diversified family office and investment company. Mr. Day's principal business until his retirement in 2011 was to serve as the Chairman and Chief Executive Officer of Radioshack Corporation. Mr. Dickson's principal business until his retirement in 2014 was to serve as Chairman and Chief Executive Officer of Harris Teeter Supermarkets, Inc., a chain of supermarkets based in North Carolina. Ms. Feldman's principal business is to serve as Chief Merchandising Officer of One Kings Lane, Inc., an online retailer for home furnishings and a business that she co-founded. Mr. Jackson's principal business is to serve as a Senior Advisor to New Mountain Capital, LLC, a private equity firm.

As of the close of business on November 20, 2014, the Participants may have been deemed to beneficially own an aggregate of 9,694,002 shares of common stock, par value $0.0001 per share (the "Common Stock"), constituting approximately 9.8% of the Company's outstanding Common Stock. The aggregate number and percentage of Common Stock reported herein are based upon the 99,331,901 shares of Common Stock outstanding as of August 15, 2014, as reported in the Company's Quarterly Report on Form 10-Q for the period ended August 3, 2014, filed with the Securities and Exchange Commission on August 28, 2014. All of the 9,694,002 shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the Participants may be deemed to be beneficially owned by JANA Partners.